EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY APPOINTS VICE PRESIDENT
OF INVESTOR RELATIONS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA October 6, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the appointment of Jill Peters to the newly created position of Vice President of Investor Relations.  In this role, Ms. Peters will be responsible for the Company’s investor relations strategies and policies, and overseeing its investor relations program.  Ms. Peters will be a primary contact for analysts and investors on behalf of the Company.

          “We are delighted to have Jill as a member of The Cheesecake Factory team,” commented David Overton, Chairman and CEO. “Jill brings a wealth of knowledge and experience, and will be a great asset in developing the world-class investor relations program that both we and our investors expect.”

          Prior to joining The Cheesecake Factory, Ms. Peters was a Senior Vice President with the Financial Relations Board, a leading investor relations consulting firm, and held accounting and corporate finance roles for several publicly traded companies earlier in her career.  Ms. Peters obtained a M.B.A. in Finance from The Anderson School at UCLA and a B.A. in Economics from UCLA.

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 96 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.

          For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26950 Agoura Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100